Exhibit 99.1

Liberty Bancorp, Inc. to Initiate Stock Repurchase Program

LIBERTY, Mo.--(BUSINESS WIRE)--May 21, 2009--Liberty Bancorp, Inc. (Nasdaq: LBCP) (the “Company”), the holding company for BankLiberty, announced today that it has completed its previously announced stock repurchase program and is commencing a stock repurchase program to acquire up to 365,537 shares, or 10%, of the Company’s outstanding common stock. Repurchases, which will be conducted through open market purchases or privately negotiated transactions, will be made from time to time depending on market conditions and other factors. There is no guarantee as to the exact number of shares to be repurchased by the Company. Repurchased shares will be held in treasury.

Liberty Bancorp, Inc., through its subsidiary BankLiberty, offers banking and related financial services to both individual and commercial customers. BankLiberty is headquartered in Liberty, Mo., with nine additional banking centers in the Kansas City metropolitan area.

This press release may contain certain forward-looking statements which are based on management’s current expectations regarding economic, legislative and regulatory issues that may impact BankLiberty’s earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation and other economic, competitive, governmental, regulatory and technological factors affecting BankLiberty’s operations, pricing, products and services.

CONTACT:
Liberty Bancorp, Inc.
Brent M. Giles, 816-781-4822
President and Chief Executive Officer